EX-3.c

ASSIGNMENT
of
Underwriting, Selling, and Participation Agreements

This Assignment, dated as of December 31, 2012, witnesseth:

WHEREAS, The Sage Variable Annuity Account A, The Sage Variable Life Account A and Variable Annuity Fund I of Southwestern Life (the “Variable Accounts”) provide investment options under, respectively, certain annuity and life insurance policies (collectively, the “Policies”);

WHEREAS, Jackson National Life Insurance Company, as successor to Reassure America Life Insurance Company (which itself was the successor to Sage Life Assurance of America, Inc. and Southwestern Life Insurance Company), (“Jackson®”) and SL Distributors, Inc. (“SLDI”) are parties to  Underwriting Agreements dated as of August 22, 2003 and December 14, 2006; and the term “Underwriting Agreements” as used in this Assignment shall include said agreements and any similar agreements under which SLDI serves as an underwriter or distributor with respect to the Policies;

WHEREAS, as contemplated by an Underwriting Agreement, SLDI (or Sage Distributors, Inc (“SDI”) or any other predecessor underwriter) entered into selling agreements with broker-dealers and/or other parties for the purpose of marketing Policies; and the term “Selling Agreement” as used in this Assignment  shall include all said agreements, regardless of how titled;

WHEREAS, Jackson®, as successor, is a party to the Selling Agreements; and

WHEREAS, Jackson®, as successor, also is a party to certain agreements with management investment companies (the “Funds”) that establish terms and conditions under which the Variable Accounts may invest in Fund shares; and the term “Participation Agreement” as used in this Assignment  shall include all said agreements regardless of how titled, including any such agreements to which SLDI, SDI, any other predecessor underwriter, and/or any affiliated person of a Fund may also be a party.

NOW, THEREFORE, in consideration of the mutual agreements in this Assignment, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged:

1.  Assignment of Rights

SLDI hereby assigns and conveys all of its right, title and interest in, to, and under each of the Underwriting Agreements, Selling Agreements, and Participation Agreements to Jackson National Life Distributors LLC (“JNLD”).

 2.  Assumption of Obligations

JNLD hereby assumes all of SLDI’s obligations under each of the Underwriting Agreements, Selling Agreements, and Participation Agreements.

3.  Consent and Agreement

The undersigned hereby: (a) consent to the assignments and assumptions provided for in Sections 1 and 2 above; (b) agree that, as to any of the Underwriting Agreements, Selling Agreements, or Participation Agreements to which SLDI is a party, SLDI shall no longer be a party for any purpose; (c) agree that JNLD shall be a party to each of those agreements in SLDI’s name, place, and stead for all purposes; (d) agree that all references to any predecessor of Jackson® in any Underwriting Agreement, Selling Agreement, or Participation Agreement (including in any exhibits, supplements, attachments, assignments or other appurtenances thereof or thereto, or in any amendments to any of the foregoing) shall be deemed to refer instead to Jackson®; (e) agree that all references to SLDI (or to SDI or any other predecessor underwriter) in any of such documents shall be deemed to refer instead to JNLD; (f) agree that all references in any of such documents to the address of any predecessor of Jackson® shall mean instead the following address of Jackson®:

Jackson National Life Insurance Company
1 Corporate Way
Lansing, Michigan 48951
Attn: Thomas J. Meyer
Senior Vice President and General Counsel

and (g) agree that all references in any of such documents to the address of SLDI (or of SDI or any other predecessor underwriter) shall mean instead the following address of JNLD:

Jackson National Life Distributors LLC
7601 Technology Way
Denver, Colorado 80237
Attn: Gregory P. Cicotte
President

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IN WITNESS THEREOF, the below parties have entered into this Assignment as of the date first written above.

SL DISTRIBUTORS, INC.

By:   /s/  GREGORY P. CICOTTE

Name:         Gregory P. Cicotte

Title:            President

JACKSON NATIONAL LIFE DISTRIBUTORS LLC

By:   /s/  GREGORY P. CICOTTE

Name:         Gregory P. Cicotte

Title:            President

JACKSON NATIONAL LIFE INSURANCE COMPANY

By:   /s/  THOMAS J. MEYER

Name:                     Thomas J. Meyer

Title:      Senior Vice President and General Counsel